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                                                                 Exhibit 99.1


                             Contacts:  Stephanie K. Marrus
                                        Vice President, Corporate Development
                                        Creative BioMolecules, Inc.
                                        (508) 435-9001

                                        David J. Simpson
                                        Vice President, Chief Financial Officer
                                        Stryker Corporation
                                        (616) 385-2600

                                        Dennis Harp
                                        Director, Corporate Communications
                                        Genetics Institute, Inc.
                                        (617) 876-1170


For Immediate Release
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              CREATIVE BIOMOLECULES, STRYKER AND GENETICS INSTITUTE
                        CROSS-LICENSE KEY BMP/OP PATENTS

HOPKINTON, MASS.; KALAMAZOO, MICH.; AND CAMBRIDGE, MASS.; JULY 17, 1996. Creative BioMolecules, Inc. (Nasdaq:CBMI), Stryker Corporation (Nasdaq:STRY), and Genetics Institute, Inc. (Nasdaq:GENIZ) today announced that they have cross-licensed their worldwide patent rights, royalty-free, in the bone morphogenetic/osteogenic (BMP/OP) protein family. The agreement allows the companies to commercialize their respective lead compounds, which are now in clinical trials for bone repair and regeneration, free of the risk of patent litigation.

Under the agreement, which covers both issued patents and pending patent applications, Creative BioMolecules and Stryker have exclusive rights to OP-1, their lead compound under both their own and Genetic Institute's patents. Genetics Institute and Yamanouchi Pharmaceutical Company, Ltd., its partner in the worldwide development of Genetics Institute's bone growth factors, have exclusive rights to BMP-2, their lead compound under both their own and Creative BioMolecules/Stryker patents. In addition, the companies have granted each other royalty free, non-exclusive cross-licenses to patents and patent applications covering certain other proteins in the Transforming Growth Factor-Beta (TGF-b) superfamily, which encompass the BMP/OP proteins. The agreement is subject to notification under Hart-Scott-Rodino regulations.

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Michael M. Tarnow, President and Chief Executive Officer of Creative
BioMolecules said, "This agreement allows each of the three companies to focus on development and marketplace issues. OP-1 and related morphogenic proteins are a critical technology platform for tissue regeneration and we can now continue to move forward in both our orthopedic reconstruction project with Stryker and our proprietary research and development activities. This is extremely positive news for our investors."

John W. Brown, Chairman, President and Chief Executive Officer of Stryker Corporation, said, "This key agreement on intellectual property provides us with a clear path for our markets in orthopedic reconstruction with OP-1. It is gratifying that as we approach the completion of our pivotal U.S. study in non-healing fractures, we can now devote our full efforts towards commercialization by expanding our clinical presence both in the U.S. and internationally."

Gabriel Schmergel, President and Chief Executive Officer of Genetics Institute, said, "This cross-license agreement supports Genetics Institute's strategy to be a leading player in the area of bone regeneration by continuing our efforts in the global clinical development of rhBMP-2, in such broad-based programs as orthopedic trauma, maxillofacial reconstruction and spinal applications."

Creative BioMolecules is a discovery and development company focused on proprietary therapeutics for human tissue regeneration and restoration. The Company's therapeutics are based on proteins that act as signals in initiating and regulating the cellular events involved in cell and tissue formation.

Stryker Corporation develops, manufactures and markets specialty surgical and medical products, including orthopedic implants, powered surgical instruments, endoscopic systems and patient care and handling equipment for the global market and provides outpatient physical therapy services in the United States.

Genetics Institute is a leading biopharmaceutical firm engaged in the discovery, development, and commercialization of human pharmaceuticals through recombinant DNA and other technologies. American Home Products Corporation (NYSE: AHP) holds a majority interest in Genetics Institute. AHP is one of the world's largest research-based pharmaceutical and health care products companies, and is a leading developer, manufacturer and marketer of prescription drugs and over-the-counter medications. It is also a leader in vaccines, generic pharmaceuticals, biotechnology, agricultural products, animal health care, medical devices and food products.

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The statements in this news release that are not historical facts include forward-looking statements that involve risks and uncertainties. Factors which could cause actual results to differ from the Companies' expectations include, without limitation, the achievement of product development milestones by the Companies, the impact of competitive products, the timely receipt of regulatory clearances required for clinical testing, manufacturing and marketing of products and the other risks and uncertainties detailed from time to time in the Companies' periodic reports.

NOTE: Creative BioMolecules' latest news releases are available at http://www.prnewswire.com on the Internet.

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